Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports Record Revenues of $20.7 Million on 40% Test Volume Growth and Expanding Gross Margins for the Second Quarter 2014

Company Raises Full-Year Revenue Guidance to $83 - $86 Million

Ft. Myers, Florida – July 17, 2014 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services today reported its results for the second quarter of 2014.

Second Quarter 2014 Highlights:

•	Test volume increase of 40%

•	Revenue increase of 32%

•	Average cost per test reduction of 12%

•	Gross Profit Margin of 49.5% versus 45.9% last year

•	Adjusted EBITDA of $2.1 million

Revenue for the second quarter was $20.7 million, an increase of 32% over last year on test volume growth of 40%. This revenue growth was achieved despite a $1.05 million reduction in revenue as a result of our conservative interpretation of the contradictory new National Correct Coding Initiative (“NCCI”) edits relating to billing Medicare for certain FISH tests, which have yet to be clarified by CMS.

Although average revenue-per-test decreased by 5.3% from the second quarter of last year due entirely to the NCCI FISH matter, average cost-of-goods-sold-per-test improved by 11.7%. As a result, gross margin increased to 49.5% from 45.9% in last year’s second quarter.

Operating expenses increased by 45.2% to $9.7 million from $6.7 million in Quarter 2 of last year. This increase was driven by an increase in the size of our sales team, increased commission and bad debt expense related to the increase in revenue, and continued investments in facilities, information technology, and new test development activities.

Adjusted EBITDA(1) for the quarter was $2.1 million, a 15.8% increase from last year. Net income was $274,000 or $0.01/share versus $273,000 or $0.01/share in Quarter 2 of last year. Absent the impacts of the NCCI FISH matter, the Company estimates that Adjusted EBITDA would have been $3.1 million and net income would have been approximately $1.1 million, or $0.02/share.

Douglas M. VanOort, the Company’s Chairman and CEO commented, “We are extremely proud of our team and our results for the second quarter. The 32% growth in revenue and 360 basis point expansion in gross margin, particularly in the face of a 5.3% reduction in average unit price, is a significant accomplishment. Our team is executing very well, and the receptivity to our full service product offering continues to gain significant traction in the marketplace.”

Mr. VanOort continued, “We are especially pleased with the 12% reduction in average cost of goods sold per test in the quarter. The redesign of our Fort Myers, FL lab and our other lean initiatives are yielding results, and we continue to believe that average cost per test can be reduced by 8-10% in both 2014 and in 2015 on a full year basis.”

“We are also pleased to report a record $4.3 million of cash flow from operations in the quarter. Our accounts receivable balance expressed in days sales outstanding (DSO) has now been reduced to 83 days on June 30th from a peak of 103 days earlier in the year. Our strong collections allowed us to fund more than half of the purchase price of our recent acquisition of Path Logic with cash flow generated in the quarter.”

Mr. VanOort concluded, “Given the opportunities for further market share gains, we made a conscious decision to invest heavily in our sales and IT teams, and in new product development. Although incremental profit was not as high as in previous periods, we believe these investments will help further position our company for sustained growth well into the future.”

Third Quarter and Full-Year 2014 Financial Outlook:

The Company also issued the following Quarter 3 and full year 2014 guidance for NeoGenomics on a standalone basis and for the incremental impacts of the recently announced acquisition of Path Logic. All EPS guidance excludes the impacts from any one-time transaction-related expenses from the acquisition which may be required to be expensed.

	Quarter 3	2014 Full Year
Revenue – NEO Standalone	$20.0 – 21.0 MM	$78.5 – 80.5 MM
Revenue – Path Logic (2)	2.0 – 2.5	4.5 – 5.5

Consolidated	22.0 – 23.5	83.0 – 86.0

Recurring EPS – NEO Standalone	$0.00 – 0.01	$0.02 – 0.04
Recurring EPS – Path Logic (2)	(0.01) – 0.00	(0.02) – (0.01)

Consolidated	(0.01) – 0.01	0.00 – 0.03

The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan. Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and non-cash stock-based compensation expenses. See table for a reconciliation to net income.
(2)	Path Logic financial guidance from closing of the acquisition on July 8, 2014 until the end of the relevant guidance period. Path Logic EPS guidance is the incremental impact to NEO EPS from Path Logic’s operating (loss)/profit in the periods indicated.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their Q2 2014 results on Thursday July 17, 2014 at 11:00 AM EDT. Interested investors should dial (877) 407-0782 (domestic) and (201) 689-8567 (international) at least five minutes prior to the call and ask for Conference ID Number 13584103. A replay of the conference call will be available until 11:59 PM on July 31, 2014 and can be accessed by dialing (877) 660-6853 (domestic) and (201) 612-7415 (international). The playback conference ID Number is 13584103. The web-cast may be accessed under the Investor Relations section of our website at www.neogenomics.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=172856. An archive of the web-cast will be available until 11:59 PM on October 17, 2014.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA, Tampa, FL and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Interested parties can also access investor relations material from Hawk Associates at http://www.hawkassociates.com or neogenomics@hawk.com and from Zack’s Investment Research at http://www.zacks.com or scr@zacks.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30, 2014	December 31, 2013
ASSETS

Cash, cash equivalents	$5,023	$4,834

Accounts Receivable (net of allowance for doubtful accounts of $5,709 and $4,540 respectively)	18,800	18,653

Other Current Assets	4,259	4,004

TOTAL CURRENT ASSETS	28,082	27,491

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $16,877 and $14,478, respectively)	12,974	9,694

INTANGIBLE ASSETS (net of accumulated amortization of $516 and $405, respectively)	2,466	2,577

OTHER ASSETS	116	154

TOTAL	$43,638	$39,916

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES	$15,226	$14,323

LONG TERM LIABILITIES	5,279	3,882

TOTAL LIABILITIES	20,505	18,205

STOCKHOLDERS’ EQUITY	23,133	21,711

TOTAL	$43,638	$39,916

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three-Months Ended June 30,		For the Six-Months Ended June 30,
	2014	2013	2014	2013

NET REVENUE	$20,670	$15,603	$38,852	$31,260

COST OF REVENUE	10,431	8,446	19,904	16,857

GROSS PROFIT	10,239	7,157	18,948	14,403

OPERATING EXPENSES
General and administrative	5,870	4,064	10,924	8,239
Research and development	633	616	1,261	1,451
Sales and marketing	3,158	1,972	5,791	3,903

Total operating expenses	9,661	6,652	17,976	13,593

INCOME FROM OPERATIONS	578	505	972	810

INTEREST AND OTHER INCOME (EXPENSE) - NET	(253)	(232)	(518)	(517)

INCOME BEFORE TAXES	325	273	454	293

INCOME TAXES	51	—	78	17

NET INCOME	$274	$273	$376	$276

NET INCOME PER SHARE
- Basic	$0.01	$0.01	$0.01	$0.01

- Diluted	$0.01	$0.01	$0.01	$0.01

WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	49,890	48,793	49,590	47,529

- Diluted	53,733	53,744	53,551	52,297

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Six Months Ended June 30, 2014	For the Six Months Ended June 30, 2013

NET CASH PROVIDED BY OPERATING ACTIVITIES	$5,298	$533

NET CASH USED IN INVESTING ACTIVITIES	(1,966)	(608)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(3,143)	2,843

NET INCREASE IN CASH AND CASH EQUIVALENTS	189	2,768

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,834	1,868

CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,023	$4,636

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$498	$495

Income taxes paid	$170	$17

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment leased under capital lease and equipment loans	$3,321	$1,402

NeoGenomics, Inc.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(Unaudited, in thousands)

	For the Three-Months Ended June 30,		For the Six-Months Ended June 30,
	2014	2013	2014	2013

Net income (Per GAAP)	$274	$273	$376	$276

Adjustments to Net Income:
Interest expense (income), net	256	232	521	517
Amortization of intangibles	55	55	111	111
Income tax expense	51	—	78	17
Depreciation	1,283	1,063	2,434	2,052

EBITDA	1,919	1,623	3,520	2,973

Further Adjustments to EBITDA:
Non-cash stock-based compensation	197	202	281	646

Adjusted EBITDA (non-GAAP)	$2,116	$1,825	$3,801	$3,619

Non – GAAP Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by NeoGenomics as net income from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation and warrant amortization expense and (v) other extraordinary or non-recurring charges. NeoGenomics believes that Adjusted EBITDA provides a more consistent measurement of operating performance and trends across reporting periods by excluding these cash and non-cash items of expense not directly related to ongoing operations from income. Adjusted EBITDA also assists investors in performing analysis that is consistent with financial models developed by research analysts.

Adjusted EBITDA as defined by NeoGenomics is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA because they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of NeoGenomics recorded costs against its net revenue. Accordingly, investors should consider non-GAAP results together with GAAP results in analyzing NeoGenomics financial performance.

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

(Unaudited, in thousands, except test and requisition data)

	For the Three- Months Ended June 30, 2014	For the Three- Months Ended June 30, 2013	% Inc (Dec)	For the Six-Months Ended June 30, 2014	For the Six-Months Ended June 30, 2013	% Inc (Dec)

Requisitions Rec’d (cases)	29,354	20,875	40.6%	54,058	41,479	30.3%
Number of Tests Performed	45,475	32,519	39.8%	84,209	64,607	30.3%
Avg. # of Tests / Requisition	1.55	1.56	(0.6)%	1.56	1.56	0.0%

Total Testing Revenue	$20,670	$15,603	32.5%	$38,852	$31,260	24.3%
Avg. Revenue/Requisition	$704	$747	(5.8)%	$719	$754	(4.6)%
Avg. Revenue/Test	$455	$480	(5.3)%	$461	$484	(4.6)%

Total Cost of Revenue	$10,431	$8,446	23.5%	$19,903	$16,857	18.1%
Avg. Cost/Requisition	$355	$405	(12.2)%	$368	$406	(9.4)%
Avg. Cost/Test	$229	$260	(11.7)%	$236	$261	(9.4)%